Exhibit 1.4

[Translation]

Established on June 27, 1994
Amended on May 8, 1998
Amended on June 24, 1998
Amended on May 1, 2002
Amended on June 20, 2002
Amended on June 18, 2004
Amended on December 21, 2004

REGULATIONS OF THE BOARD OF CORPORATE AUDITORS

NTT DoCoMo, Inc.

REGULATIONS OF THE BOARD OF CORPORATE AUDITORS

Article 1.	(Purpose)

1. These Regulations shall govern the matters concerning the Board of Corporate Auditors pursuant to Article 24, paragraph 3 of the Articles of Incorporation and Article 5, paragraph 7 of the Regulations for the Audit of Corporate Auditors.

2. Unless otherwise provided by the laws and regulations or the Articles of Incorporation, the matters concerning the Board of Corporate Auditors shall be governed by these Regulations.

Article 2.	(Composition)

The Board of Corporate Auditors shall be composed of all the Corporate Auditors.

Article 3.	(Purpose of the Board of Corporate Auditors)

The Board of Corporate Auditors shall receive a report concerning important matters, deliberate or make resolutions; provided however, that foregoing does not prevent the execution of powers of each Corporate Auditor.

Article 4.	(Meetings to be Held)

1. The meeting of the Board of Corporate Auditors shall be held once every month as a general rule; provided, however, that an extraordinary meeting of the Board of Corporate Auditors may be held from time to time whenever necessary.

2. The meeting of the Board of Corporate Auditors shall be held with the physical attendance of the Corporate Auditors, as a general rule; provided, however, that, if their physical attendance is difficult with respect to an extraordinary meeting of the Board of Corporate Auditors, they may attend by telephone. When they use a telephone conference facility, they shall notify the Person Entitled to Convene Meetings.

Article 5.	(Chairman and Person Entitled to Convene Meetings)

1. The Board of Corporate Auditors may appoint a chairman of the Board of Corporate Auditors from among themselves.

2. The chairman of the Board of Corporate Auditors shall convene and preside over the meetings of the Board of Corporate Auditors, and perform the duties commissioned by the Board of Corporate Auditors; provided, however, that the foregoing does not preclude any other Corporate Auditor from convening a meeting.

Article 6.	(Procedures for Convocation)

1. In order for a meeting of the Board of Corporate Auditors to be convened, notice thereof shall be dispatched to each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

2. If the unanimous consent of all Corporate Auditors is obtained, a meeting of the Board of Corporate Auditors may be held without following the procedures for convening meetings.

3. The provisions of the preceding two paragraphs shall apply mutatis mutandis to a change in the date of a meeting or to cancellation of a meeting convened.

Article 7.	(Method of Resolution)

1. Resolutions of a meeting of the Board of Directors shall be adopted by a majority vote of all Corporate Auditors, except a resolution of discharge of Independent Auditors pursuant to Article 13, paragraph 2 of these Regulations and a resolution relating to the consent of Article 15 of these Regulations.

2. When resolving, the Board of Corporate Auditors shall deliberate based on adequate materials.

Article 8.	(Resolution of Auditing Principles and Others)

1. Auditing principles, audit plans, audit procedures, business for audit, and budgeting of audit expenses, etc. shall be determined by resolution of the Board of Corporate Auditors.

2. In addition to the matters set out in the preceding paragraph, the Board of Corporate Auditors may resolve any other matters deemed to be necessary to perform the duties of the Corporate Auditors.

Article 9.	(Regular meetings with the Representative Directors)

1. The Board of Corporate Auditors shall have regular meetings with the Representative Directors to try to deepen the mutual understanding between it and the Representative Directors by exchanging views on problems that the Company should deal with, on the status of the establishment of the work environment for the Corporate Auditors’ audits, and on significant problems involving audits, and also by making requests to the Representative Directors when they are deemed necessary.

2. The Board of Corporate Auditors shall present appropriate explanations to the Representative Directors and others about audit principles and audit plans, and the state of audit enforcement and results, etc.

3. In addition to matters provided for by law, the Board of Corporate Auditors shall set the matters that the Directors should report to the Board of Corporate Auditors by discussing these matters with Directors, and the Board of Corporate Auditors shall receive the reports.

Article 10.	(Reports to the Board of Corporate Auditors by Corporate Auditor)

1. The Corporate Auditor shall report the state of their execution of duties from time to time to the Board of Corporate Auditors and shall report when required by the Board of Corporate Auditors.

2. Any Corporate Auditor who has been reported to by the Independent Auditors, the Directors, or the investigation department, etc., shall report the same to the Board of Corporate Auditors.

3. The Board of Corporate Auditors may request reports from Independent Auditors, Directors, the investigation department, etc., when necessary.

Article 11.	(Measures to be held for Reports)

1. The Board of Corporate Auditors shall take appropriate actions according to the situations, such as conducting the necessary investigation, giving advice or recommendations to the Directors, and so on, in the case that any report was made by any of the Directors to the effect that material damage to the Company was found and that any report was made by the Independent Auditors to the effect that any misconduct of a Director with respect to his business or any other material facts which contravene the provisions of laws, regulations and the Articles of Incorporation of the Company was found.

2. As much as is necessary, the measures set out in the preceding paragraph shall also be taken in the case that any report was made with respect to the matters which was decided as the matters the Directors should report to the Board of Corporate Auditors by deliberation with the Directors in advance.

Article 12.	(Preparation of Audit Reports)

1. The Board of Corporate Auditors shall receive the financial statements and others from the Directors and the audit reports of the Independent Auditors and others from the Independent Auditors. It may be determined that the person who receives such documents shall be a full-time Corporate Auditor.

2. The Board of Corporate Auditors shall prepare the audit report of the Corporate Auditors after hearing reports from each Corporate Auditor on the matters to be described on such report after deliberation.

3. In the case that there is any differing opinion of any Corporate Auditor, such opinion shall be indicated in the audit report of the Corporate Auditors.

4. Each Corporate Auditor shall sign and affix his/her seal on the audit report of the Corporate Auditors. Any full-time Corporate Auditor shall indicate such title thereon.

Article 13.	(Resolution on Appointment, non-Reappointment and Discharge of Independent Auditors)

1. The following matters relating to appointment, non-reappointment and discharge of the Independent Auditors shall be determined by resolution of the Board of Corporate Auditors:

1)	to consent to the matters for resolution to be submitted to a general meeting of shareholders concerning appointment, non-reappointment or discharge of the Independent Auditors;
2)	to request that matters concerning appointment, non-reappointment or discharge of the Independent Auditors be matters for resolution to be submitted to a general meeting of shareholders;

3)	to request the matters for resolution to be submitted to a general meeting of the shareholders at which the appointment of Independent Auditors is to be resolved; and
4)	to appoint any person to temporarily assume the duty of the Independent Auditors in case of a lack of such Independent Auditors.

2. In the case that the Board of Corporate Auditors determines to discharge the Independent Auditors pursuant to any provisions of laws and regulations, a unanimous resolution of the Board of the Corporate Auditors shall be required. In such case, a Corporate Auditor appointed by the Board of Corporate Auditors shall report on and explain the reason for such discharge at the first general meeting of shareholders to be held after such discharge.

Article 14.	(Consent concerning Appointment of Corporate Auditors and Right to request Proposals)

The following matters relating to appointment of the Corporate Auditors shall be determined by resolution of the Board of Corporate Auditors:

1)	to consent to the matters to be submitted for resolution to a general meeting of shareholders concerning appointment of the Corporate Auditors;
2)	to request that matters concerning appointment of the Corporate Auditors be matters to be submitted for resolution to a general meeting of shareholders; and
3)	to request matters to be submitted for resolution to a general meeting of the shareholders at which the appointment of the Corporate Auditors is to be resolved

Article 15.	(Consent of Board of Corporate Auditors concerning exculpation etc. of Directors)

The following consent of Board of Corporate Auditors shall be resolved unanimously:

1)	consent to proposals concerning exculpation of any Directors to be submitted to the general meeting of shareholders by the Board of Directors;
2)	consent to proposals concerning amendment to the Articles of Incorporation in order to make it possible to exculpate any Directors by the resolution of the Board of Directors to be submitted to the general meeting of shareholders by the Board of Directors;
3)	consent to proposals concerning amendment to the Articles of Incorporation in order to make it possible to enter into the agreement of the exculpation with the outside Director to be submitted to the general meeting of shareholders by the Board of Directors:4) consent for the Company’s auxiliary intervention in shareholder’s representative lawsuit in order to assist any Directors;

Article 16.	(Deliberation on Execution of Duty of Corporate Auditors)

The Corporate Auditors may deliberate at the meeting of the Board of Corporate Auditors before their exercise of rights and execution of duties with respect to the following matters:

1)	any explanation in the case that any question in writing was made to the Corporate Auditors by any shareholder prior to the meeting of the shareholders;
2)	any report to the Board of Directors and request of convocation of a meeting of the Board of Directors and any matters related thereto;
3)	any report of their opinion with respect to the matters for resolution or other materials to be submitted to the general meeting of shareholders;
4)	any request for injunction against illegal acts of the Directors;
5)	any statement at a general meeting of the shareholders with respect to the appointment, discharge, resign and remuneration of the Corporate Auditors;
6)	any matter concerning lawsuits between the Company and a Director; and
7)	any other matters including filing of lawsuits.

Article 17.	(Deliberation on Mutual Election of Full-time Corporate Auditors and Remuneration of Corporate Auditors)

Deliberation for mutual election of any full-time Corporate Auditor and for remuneration of Corporate Auditors may be made at a meeting of the Board of Corporate Auditors when all the Corporate Auditors agree to hold such deliberation.

Article 18.	(Minutes)

1. The substance and results of the proceedings of a meeting of the Board of Corporate Auditors shall be stated or recorded in minutes, to which the Corporate Auditors present shall affix their respective names and seals or electronic signature.

2. The Company shall keep the minutes set out in the preceding paragraph at the head office of the Company for ten (10) years. The provisions for handling the minutes of the meeting of the Board of Directors shall be applied, mutatis mutandis, to the handling of the minutes of the meetings of the Board of Corporate Auditors.

Article 19.	(Administration Office)

The administration of the Board of Corporate Auditors including convocation and preparing the minutes of a meeting of the Board of Corporate Auditors and any other operational matters relating thereto shall be handled by the Corporate Auditor’s Office.

Article 20.	(Regulations for the Audit of Corporate Auditors)

In addition to the matters provided by laws, ordinances, the Articles of Incorporation and these Regulations of the Board of Corporate Auditors, the matters concerning audits of the Board of Corporate Auditors and the Corporate Auditors are governed by the Regulations for the Audit of Corporate Auditors established by the Board of Corporate Auditors.

Article 21.	(Amendments and Abolishment)

Any amendment to or abolishment of these Regulations shall be made by the Board of Corporate Auditors.

Supplemental Provisions

These Regulations shall be effective as from June 27, 1994.

These Regulations shall be effective as from May 8, 1998.

These Regulations shall be effective as from June 24, 1998.

These Regulations shall be effective as from May 1, 2002

These Regulations shall be effective as from June 20, 2002

These Regulations shall be effective as from June 18, 2004

December 21, 2004

This is to certify that this copy is identical to the original.

NTT DoCoMo, Inc.

Keisuke Nakasaki

Chairman of the Board of Corporate Auditors

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